Exhibit 99.1

Maison Solutions Closes Private Placement

MONTEREY PARK, Calif., November 22, 2023 – Maison Solutions Inc. (“Maison Solutions” or the “Company”), (Nasdaq: MSS), a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, today announced the closing of a private placement of an aggregate of 1,190,476 shares of its Class A common stock at a price of $4.20 per share. The gross proceeds from the private placement are approximately $5 million, before deducting offering expenses. The Company intends to use the net proceeds from the private placement for working capital, and general corporate purposes and the payment of fees and expenses for the private placement.

Joseph Stone Capital, LLC acted as the placement agent for the private placement, and Davidoff Hutcher & Citron LLP served as counsel to Joseph Stone Capital, LLC. Akerman LLP served as counsel to the Company.

The securities sold in the private placement were made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Maison Solutions Inc.

Maison Solutions Inc. is a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles area, and has been operating them under the brand name HK Good Fortune. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including information about the intended use of proceeds from the private placement. No assurance can be given that the proceeds will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contact:

PondelWilkinson Inc.

Judy Lin or Laurie Berman

310-279-5980

info@maisonsolutionsinc.com